EXHIBIT 10.14

NEXEO SOLUTIONS, INC.

2016 LONG TERM INCENTIVE PLAN

FORM OF PERFORMANCE SHARE UNIT AGREEMENT

This Agreement is made and entered into as of                  (the “Date of Grant”) by and between Nexeo Solutions, Inc., a Delaware corporation (the “Company”), and                         (the “Grantee” or “you”);

WHEREAS, the Company, in order to induce you to continue to dedicate services to the Company and its Subsidiaries, and to materially contribute to the success of the Company and its Subsidiaries, agrees to grant you this performance share unit award;

WHEREAS, the Company has adopted the Nexeo Solutions, Inc. 2016 Long Term Incentive Plan, as the same may be amended from time to time (the “Plan”) under which the Company is authorized to grant performance share units to certain employees of the Company and its subsidiaries;

WHEREAS, a copy of the Plan has been furnished to you and shall be deemed a part of this performance share unit grant and award agreement (the “Agreement”) as if fully set forth herein; and

WHEREAS, you desire to accept the performance share unit award made pursuant to this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants set forth herein and for other valuable consideration hereinafter set forth, the parties agree as follows:

1.                                      The Grant.  Subject to the conditions set forth below, the Company hereby grants to you, effective as of                   (the “Date of Grant”), as a matter of separate inducement but not in lieu of any salary or other compensation for your services for the Company, and subject to the terms of the Plan and this Agreement, an award consisting of an aggregate number of                      performance share units (the “Performance Share Units”), whereby each Performance Share Unit represents the right to receive one share of common stock, par value $0.0001 per share, of the Company (“Stock”), plus the additional rights to dividend equivalents set forth in Section 3 of this Agreement, in accordance with the terms and conditions set forth herein and in the Plan (the “Award”); provided, however, that the ultimate number of Performance Share Units that may be settled pursuant to Section 5 hereof shall be determined in accordance with the vesting provisions of Section 6 and 7 and the performance methodology set forth in Appendix A hereto.  This award of Performance Share Units shall be treated as a “Performance Award” and a “Restricted Stock Unit” award under the Plan and shall be subject to all of the terms and provisions of the Plan.  To the extent that any provision of this Agreement conflicts with the expressly applicable terms of the Plan, you acknowledge and agree that those terms of the Plan shall control, and, if necessary, the applicable terms of this Agreement shall be deemed amended so as to carry out the purpose and intent of the Plan.  Capitalized terms that are not otherwise defined in this Agreement shall have the meanings given to them in the Plan.

2.                                      No Shareholder Rights.  The Performance Share Units granted pursuant to this Agreement do not and shall not entitle you to any rights of a holder of Stock prior to the date shares of Stock are issued to you in settlement of the Award.  Your rights with respect to the Performance Share Units shall remain forfeitable at all times prior to the date on which rights become vested and the restrictions with respect to the Performance Share Units lapse in accordance with Section 6 or 7 of this Agreement.

3.                                      Dividend Equivalents.  Upon the Settlement Date provided in Section 5, or such earlier date determined in accordance with Section 7, you will be entitled to receive, either as cash or additional Performance Share Units, in the sole discretion of the Committee, an amount equal to all dividends or other distributions the Company declares and pays during the Service Period (as such term is defined in Section 6(a) below) on the number of Performance Share Units you earn pursuant to this Agreement as determined in accordance with Appendix A, if any.  You are not entitled to vote any shares by reason of the granting of this Award prior to settlement and delivery with respect to such shares.

4.                                      Restrictions; Forfeiture.  The Performance Share Units are restricted in that they may not be sold, transferred, or otherwise alienated or hypothecated until these restrictions are removed or expire as contemplated in Sections 6 or 7 of this Agreement.  The Performance Share Units are also restricted in the sense that they may be forfeited to the Company (the “Forfeiture Restrictions”).

5.                                      Settlement and Issuance of Stock.  No shares of Stock shall be issued to you prior to the date on which the Performance Share Units vest and the restrictions, including the Forfeiture Restrictions, with respect to the Performance Share Units lapse, in accordance with Section 6 or 7 of this Agreement.  Subject to further provisions of this Agreement, if, and to the extent, the performance goals (set forth in Appendix A) (the “Performance Goals”) are achieved for the Performance Period (as such term is defined in Section 6(a) below), and provided you satisfy all other vesting conditions described in Section 6 or 7 below, you will receive the number of shares of Stock determined in accordance with Section 6 below, as soon as administratively feasible, but no later than 30 days following the dates set forth below (as applicable, the “Settlement Date”):

The Company shall evidence the Stock to be issued in settlement of such vested Performance Share Units in the manner it deems appropriate.  The value of any fractional Performance Share Units shall be rounded down at the time Stock is issued to you in connection with the Performance Share Units.  No fractional shares of Stock, nor the cash value of any fractional shares of Stock, will be issuable or payable to you pursuant to this Agreement.  The value of such shares of Stock shall not bear any interest owing to the passage of time.  Neither this Section 5 nor any action taken pursuant to or in accordance with this Section 5 shall be construed to create a trust or a funded or secured obligation of any kind.

6.                                      Vesting and Expiration of Forfeiture Restrictions.

(a)                                 Vesting Requirements.  Subject to the terms and conditions of this Agreement and the Plan, the Forfeiture Restrictions will lapse and the Performance Share Units will vest subject to the satisfaction of both a time-based vesting schedule and a performance-based vesting schedule.  You will be deemed to satisfy the time-based vesting schedule if you remain continuously employed with the Company or any of its Subsidiaries from the Date of Grant through the Settlement Date (such period, the “Service Period”), except as otherwise provided in Section 7.  The period over which the Company’s performance will be measured for purposes of applying the performance methodology set forth in Appendix A shall be                  (the “Performance Period”).  Performance-based vesting will be satisfied upon the achievement of the specified Performance Goals for the Performance Period.

(b)                                 Adjustments to Performance Share Units Following Performance Period.  Immediately following the Committee’s certification of the satisfaction of the applicable Performance Goals and the applicable level of achievement attained in connection therewith, the number of Performance Share Units (and the corresponding number of shares of Stock to be issued to you in settlement of such Performance Share Units) shall be determined based upon the achievement of the applicable Performance Goals, by multiplying the applicable Performance Factor (as set forth in Appendix A) by the number of Performance Share Units set forth in Section 1 above.

7.                                      Termination of Employment; Change of Control.

(a)                                 Effect of Termination of Employment.

(i)                                     Termination Generally.  Subject to Sections 7(a)(ii) and (b) below, if your employment with the Company or any of its Subsidiaries is terminated for any reason (including a termination for “Cause,” as defined in Section 7(a)(iii) below) on or before the last day of the Service Period, then your Performance Share Units granted hereunder shall become null and void and immediately forfeited to the Company in their entirety without payment of consideration therefor to the Grantee, and the Grantee shall not be entitled to any shares of Stock or cash under this Agreement.

(ii)                                  Qualifying Terminations Following End of Performance Period.  If your employment is terminated by the Company without Cause, or if your employment terminates due to your death or “disability” (as such term is defined in the Company’s long-term disability plan), on or following the date the Performance Period has ended but before the end of the Service Period, your Award will be settled in accordance with Section 5 as if, and to the same extent, you had remained continuously employed through the end of the Service Period.

(iii)                               Definition of Cause.  For purposes of this Agreement, if the Grantee is subject to an effective, written employment agreement with the Company or any of its subsidiaries, “Cause” shall have the meaning given such term in the employment agreement, and if the Grantee is not subject to such an employment agreement but is a participant in the Nexeo Solutions, Inc. Severance Plan for U.S. Officers and Executives (the “Severance Plan”), “Cause” shall have the meaning given such term in such plan. If neither of the foregoing are applicable to the Grantee, then “Cause” shall mean: (A) nonperformance of, or gross negligence, or gross incompetence in the performance of Grantee’s duties with respect to the Company or any of its affiliates, as reasonably determined by the Company, (B) commission by Grantee of an act of fraud, embezzlement, misappropriation, willful misconduct, or breach of fiduciary duty against the Company or any of its affiliates or other conduct harmful or potentially harmful to the Company’s or any of its affiliate’s best interests, as reasonably determined by the Company, (C) a material breach by Grantee of any restrictive covenants that exist between Grantee and the Company or its affiliates, (D) Grantee’s conviction, plea of no contest or nolo contendere, deferred adjudication, or unadjudicated probation for any felony or any crime involving moral turpitude, (E) the failure of Grantee to carry out, or comply with, in any material respect, any lawful directive of the Board (which the Board, in its sole discretion, may give Grantee notice of, and an opportunity to remedy) or of the Grantee’s supervisor, or (F) Grantee’s unlawful use (including being under the influence) or possession of illegal drugs.  For purposes of clause (B), no act or failure to act on Grantee’s part shall be deemed “willful” unless done, or omitted to be done, by Grantee not in good faith and without reasonable belief that Grantee’s action or omission was in the best interest of the Company.

(b)                                 Effect of Change of Control.  Notwithstanding the vesting provisions set forth above, in the event a Change of Control (as defined in this Section 7(b)) occurs, the Company will deem the Performance Period to end immediately prior to the date of the Change of Control, and the Company’s satisfaction of the applicable Performance Goals will be based upon the Company’s actual achievement of the Performance Goals (determined pursuant to Appendix A,                      ) for the revised Performance Period, as determined in good faith by the Committee.  Section 7(a)(ii) shall apply with respect to a qualifying termination of your employment as described therein that occurs on or following a Change of Control, and settlement of your Award shall occur in accordance with Section 5, but in each case, giving effect to the revised Performance Period described in this Section 7(b).  For purposes of this Agreement, “Change of Control” shall mean the occurrence of any of the following events:

(i)                                     A “change in the ownership of the Company” which shall occur on the date that any one person, or more than one person acting as a group, acquires ownership of stock in the Company that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company; however, if any one person or more than one person acting as a group, is considered to own more than 50% of the total fair market value or total voting power of the stock of the Company, the acquisition of additional stock by the same person or persons will not be considered a “change in the ownership of the Company” (or to cause a “change in the effective control of the Company” within the meaning of Section 7(b)(ii) below), and an increase of the effective percentage of stock owned by any one person, or persons acting as a group, as a result of a transaction in which the Company acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this paragraph; provided, further, however, that for purposes of this Section 7(b)(i), any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company shall not constitute a Change of Control.  This Section 7(b)(i) applies only when there is a transfer of the stock of the Company (or issuance of stock), and stock in the Company remains outstanding after the transaction.

(ii)                                  A “change in the effective control of the Company” which shall occur on the date that either (1) any one person, or more than one person acting as a group, acquires (or has acquired during the twelve month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing 30% or more of the total voting power of the stock of the Company, except for any acquisition (i) by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company, or (ii) by any shareholder of the Company that beneficially owns at least five percent (5%) of the outstanding stock of the Company as of immediately following the closing of the Merger (as such term is defined in the Severance Plan); or (2) a majority of the members of the Board are replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election.  For purposes of a “change in the effective control of the Company,” if any one person, or more than one person acting as a group, is considered to effectively control the Company within the meaning of this Section 7(b)(ii), the acquisition of additional control of the Company by the same person or persons is not considered a “change in the effective control of the Company,” or to cause a “change in the ownership of the Company” within the meaning of Section 7.3(b)(i) above.

(iii)                               A “change in the ownership of a substantial portion of the Company’s assets” which shall occur on the date that any one person, or more than one person acting as a group, acquires (or has acquired during the twelve month period ending on the date of the most recent acquisition by such person or persons) assets of the Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all the assets of the Company immediately prior to such acquisition or acquisitions.  For this purpose, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.  Any transfer of assets to an entity that is controlled by the shareholders of the Company immediately after the transfer, as provided in guidance issued pursuant to the Nonqualified Deferred Compensation Rules shall not constitute a Change of Control.

For purposes of this Section 7(b), the terms “ownership,” “own,” or “owned” shall refer to “beneficial ownership” as that term is used in Rule 13d-3 and Rule 13d-5 (or any successor provisions) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the terms “person” and “group” shall mean such terms as used in section 13(d)(3) or section 14(d)(2) of the Exchange Act (or any successor provisions).   In addition, for purposes of this Section 7(b), “Company” includes (i) the Company and (ii) the entity for whom the Grantee performs the services for which this Award is granted.  Notwithstanding anything in this Section 7(b) to the contrary, none of the following transactions shall constitute a Change of Control for purposes of this Agreement (a) any transaction commonly known as a Reverse Morris Trust transaction, as determined in good faith by the Board, or (b) the acquisition by TPG VI Neon I, L.P., TPG VI Neon II, L.P., TPG VI FOF Neon, L.P., or any of their respective affiliates of additional (x) shares of the Company, (y) voting power with respect to the Company, or (z) assets of the Company.

8.                                      Leave of Absence.  With respect to this Award, the Company or its employing Subsidiary may, in its sole discretion, determine that if you are on leave of absence for any reason, you will be considered to still be in the employ of the Company or its applicable employing Subsidiary, provided that no “separation from service” has occurred, as such term is defined in Section 409A of the Internal Revenue Code, as amended, and the regulations and guidance issued thereunder.

9.             Payment of Taxes.  To the extent that the receipt or vesting of Performance Share Units (or Dividend Equivalents) or the issuance of shares of Stock with respect to Performance Share Units (or Dividend Equivalents) results in the receipt of compensation by you with respect to which the Company or a Subsidiary has a tax withholding obligation pursuant to applicable law, unless you elect to pay the amount of such obligations to the Company in cash, the Company or such Subsidiary shall withhold (or “net”) such number of shares of Stock otherwise payable to you as required to meet its withholding obligations under such applicable law.  If such tax obligations are satisfied through the withholding of shares of Stock that are otherwise issuable to you pursuant to this Award (or through the surrender of shares of Stock by you to the Company), the number of shares of Stock that may be so withheld (or surrendered) by the Company or applicable Subsidiary shall be the maximum number of shares of Stock that have an aggregate Fair Market Value on the date of withholding or repurchase equal to the aggregate amount of such tax liabilities, determined based on the greatest withholding rates for federal, state, foreign, and/or local tax purposes, including payroll taxes, that may be utilized without causing an Award otherwise classified as an equity award under ASC Topic 718 to be classified as a liability award under ASC Topic 718.  Notwithstanding the foregoing, to the extent any cash payments are made to you under this Agreement, tax withholding obligations related thereto will be withheld from such payments.  No delivery of shares of Stock or other payment shall be made pursuant to this Agreement until you have paid or made arrangements approved by the Company or the Subsidiary to satisfy in full the applicable tax withholding requirements of the Company or Subsidiary.

10.          Compliance with Securities Law.  Notwithstanding any provision of this Agreement to the contrary, the issuance of Stock under this Agreement will be subject to compliance with all applicable requirements of federal, state, or foreign law with respect to such securities and with the requirements of any stock exchange or market system upon which the Stock may then be listed.  No Stock will be issued hereunder if such issuance would constitute a violation of any applicable federal, state, or foreign securities laws or other law or regulations or the requirements of any stock exchange or market system upon which the Stock may then be listed.  In addition, Stock will not be issued hereunder unless (a) a registration statement under the Securities Act is, at the time of issuance, in effect with respect to the shares issued or (b) in the opinion of legal counsel to the Company, the shares issued may be issued in accordance with the terms of an applicable exemption from the registration requirements of the Securities Act.  YOU ARE CAUTIONED THAT ISSUANCE OF STOCK UPON THE VESTING OF PERFORMANCE SHARE UNITS GRANTED PURSUANT TO THIS AGREEMENT MAY NOT OCCUR UNLESS THE FOREGOING CONDITIONS ARE SATISFIED.  The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance and sale of any shares subject to the award will relieve the Company of any liability in respect of the failure to issue such shares as to which such requisite authority has not been obtained.  As a condition to any issuance hereunder, the Company may require you to satisfy any qualifications that may be necessary or appropriate to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect to such compliance as may be requested by the

Company.  From time to time, the Board and appropriate officers of the Company are authorized to take the actions necessary and appropriate to file required documents with governmental authorities, stock exchanges, and other appropriate Persons to make shares of Stock available for issuance.

11.          Legends.  The Company may at any time place legends referencing any restrictions imposed on the shares pursuant to this Agreement on all certificates (or the equivalent thereof) representing shares issued with respect to this Award.

12.          Right of the Company or Subsidiaries to Terminate Services.  Nothing in this Agreement confers upon you the right to continue in the employ of or performing services for the Company or any Subsidiary, or interfere in any way with the rights of the Company or any subsidiary to terminate your employment or service relationship at any time.

13.          Furnish Information.  You agree to furnish to the Company all information requested by the Company to enable it to comply with any reporting or other requirements imposed upon the Company by or under any applicable statute or regulation.

14.          No Liability for Good Faith Determinations.  The Company and the members of the Committee shall not be liable for any act, omission or determination taken or made in good faith with respect to this Agreement or the Performance Share Units granted hereunder.

15.          Execution of Receipts and Releases.  Any payment of cash or any issuance or transfer of shares of Stock or other property to you or to your legal representative, heir, legatee, or distributee, in accordance with the provisions hereof, shall, to the extent thereof, be in full satisfaction of all claims of such Persons under this Agreement. To effectuate the foregoing, the Company may require you or your legal representative, heir, legatee, or distributee, as a condition precedent to such payment or issuance, to execute a release and receipt therefor in such form but consistent with the preceding sentence, as it shall determine.

16.          No Guarantee of Interests.  Neither the Committee nor the Company guarantee the Stock of the Company from loss or depreciation.

17.          Company Records.  Records of the Company or its subsidiaries regarding your period of service, termination of service and the reason(s) therefor, and other matters shall be conclusive for all purposes hereunder unless determined by the Company to be incorrect.

18.          Notice.  All notices required or permitted under this Agreement must be in writing and personally delivered or sent by mail and shall be deemed to be delivered on the date on which it is actually received by the person to whom it is properly addressed or if earlier the date it is sent via certified United States mail.  Notwithstanding the foregoing, any person entitled to notice hereunder may waive such notice in writing.

19.          Successors.  This Agreement shall be binding upon you, your legal representatives, heirs, legatees, and distributees and upon the Company, its successors, and assigns.

20.          Severability.  If any provision of this Agreement is held to be illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions hereof, but such provision shall be fully severable and this Agreement shall be construed and enforced as if the illegal or invalid provision had never been included herein.

21.          Company Action.  Any action required of the Company shall be by resolution of the Board or by a person or entity authorized to act by resolution of the Board.

22.          Headings.  The titles and headings of Sections are included for convenience of reference only and are not to be considered in construction of the provisions hereof.

23.          Governing Law.  All questions arising with respect to the provisions of this Agreement shall be determined by application of the laws of Delaware, without giving any effect to any conflict of law provisions thereof, except to the extent Delaware state law is preempted by federal law.  The obligation of the Company to sell and deliver Stock hereunder is subject to applicable laws and to the approval of any governmental authority required in connection with the authorization, issuance, sale, or delivery of such Stock.

24.          Amendment.  Except as provided below, this Agreement may not be modified in any respect by any oral statement, representation, or agreement by any employee, officer, or representative of the Company or by any written agreement which materially adversely affects your rights hereunder unless signed by you and by an officer of the Company who is expressly authorized by the Company to execute such document.  This Agreement may, however, be amended as permitted by the terms of the Plan, as in effect on the date of this Agreement. Notwithstanding anything in the Plan or this Agreement to the contrary, if the Committee determines that the terms of this grant do not, in whole or in part, satisfy the requirements of Section 409A of the Code, the Committee, in its sole discretion, may unilaterally modify this Agreement in such manner as it deems appropriate to comply with such section and any regulations or guidance issued thereunder.

25.          Clawback.  Notwithstanding any provisions in this Agreement to the contrary, any compensation, payments, or benefits provided hereunder, whether in the form of cash or otherwise, shall be subject to a clawback to the extent necessary to comply with the requirements of any applicable law, including but not limited to, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, section 304 of the Sarbanes Oxley Act of 2002, or any regulations promulgated thereunder, or any policy adopted by the Employer pursuant to any such law (whether in existence as of the Effective Date or later adopted).

26.          Entire Agreement.  This Agreement is subject to all the terms, conditions, limitations, and restrictions contained in the Plan.  This Agreement, together with the Plan and any employment agreement between the Grantee and the Company or its Subsidiaries, (a) represents the entire agreement between the parties hereto respecting the matters within its scope and (b) supersedes all prior and contemporaneous discussions, agreements, and understanding of every nature related thereto.

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IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its officer thereunto duly authorized, and the Grantee has set his hand as to the date and year first above written.

NEXEO SOLUTIONS, INC.

By:

Name:

Title:

[GRANTEE NAME]

GRANTEE

APPENDIX A

Performance Vesting Criteria and Methodology

This Appendix A to the Performance Share Unit Agreement contains the performance requirements and methodology for performance-based vesting of the Award, as described in Section 6(a) of the Agreement. Capitalized terms used but not defined herein shall have the same meanings assigned to them in the Agreement. Capitalized terms used but not defined herein or in the Agreement shall have the same meanings assigned to them in the Plan.

The amount of the payment, if any, to be made upon settlement of your Award pursuant to Section 5 of the Agreement, will be determined based on the attainment of the Performance Goals and the Performance Factor relating to such Performance Goal, as set forth below.

I.	Performance Goals

II.	Adjustments to Performance Goals for Certain Events

III.	Committee Certification

As soon as reasonably practical following the end of the Performance Period, the Committee shall review the results for the Performance Period and certify those results in writing to the Board. No Performance Share Units or Dividend Equivalents shall be paid prior to the Committee’s certification.

A-1